Exhibit 99.1

Syra Health Delivers Third Quarter 2024 Financial Results

Achieved Net Revenue of $2.3 million, ~42% Growth Over the Prior Year Quarter

Gross Margins Increased Following Shift in Operational Strategy

Net Loss Narrowed to $417,535 ($0.06 per share), a Significant Improvement from the $1.39 million ($0.21 per share) Net Loss in Q2 of 2024

Aiming to Attain Profitability in 2025 through Targeted Revenue Growth and Cost-Efficiency Measures

Conference call will be held today, Tuesday, October 29th at 9:00 AM ET

Carmel, IN, October 29, 2024/PRNewswire/ —Syra Health Corp. (NASDAQ: SYRA), (“Syra Health” or the “Company”) a healthcare technology company driving better health through impactful, innovative solutions, announced today its financial results for the third quarter ended September 30, 2024.

Financial Highlights – 2024 Fiscal Third Quarter

Year over Year – Q3 2024 vs. Q3 2023

●	Achieved Net Revenue of $2.3 million, ~42% growth compared to 3Q23.
●	Population Health continues to grow, driven by demand for our public health services with revenues up 36%, alongside strong contributions from legacy Healthcare Workforce services with revenues up 54% compared to 3Q23.
●	Gross profit margin was 30% in 3Q24, compared to 35% in 3Q23, reflecting a milestone-based revenue recognition from our first digital health product in 3Q23.
●	Cash balance of $2.7 million at end of 3Q24 with no long-term debt, providing an estimated capital runway of approximately two years.

Third Quarter 2024 vs. Second Quarter 2024

●	Total Revenue increased 14.4% compared to 2Q24.
●	Gross profit margin was 29.7% in 3Q24 compared to 17.8% in 2Q24, an increase of 1190 bps.
●	Net loss for 3Q24 showed a 69% reduction compared to 2Q24 demonstrating a consistent move toward profitability.
●	Net loss per share decreased to $(0.06) in 3Q24 from $(0.21) in 2Q24.
●	Total operating expenses in 3Q24 decreased 37% compared to 2Q24.

Recent Operational Highlights

●	Successfully implemented cost-saving initiatives for sustainable impact

○	Achieved a 37% overall reduction in operating expenses in 3Q24 compared to 2Q24.
○	SG&A expenses decreased by 37% in 3Q24 compared to 2Q24.
○	Realized a 30% decrease in salaries and benefits costs in 3Q24 compared to 2Q24.

●	Launched Syrenity, a mental health app built on clinically proven practices and ethical, compliant AI technology. Targeting a broad customer base—including large employers, academic institutions, health plans, and direct consumers—Syrenity taps into national and global markets. This product diversifies revenue streams and bolsters the Company’s standing in the growing mental health tech sector, driving sustainable growth.

●	Several government projects across multiple states are advancing into active implementation within high-margin business units. Launched the implementation of a four-year, $5.8 million training contract for healthcare professionals throughout Indiana, with revenue expected to start in 4Q24.

●	Secured healthcare workforce contracts across several states, including Delaware, Florida, and Kansas adding revenues to our legacy service line.

●	Completed a capital raise, generating gross proceeds of $2.1 million to bolster our financial flexibility and further support growth initiatives, including the product roadmap and the development of Syra’s ethical, explainable, and responsible AI solutions in healthcare.

Management Commentary

Dr. Deepika Vuppalanchi, CEO of Syra Health, said, “We are excited to report year-over-year growth of 42%. Our commitment to increasing revenue and improving profit margins is driven by our strong team and a track record of success stories. We are laser-focused on expanding our portfolio of high-revenue clients in high-margin business units by delivering compelling value propositions tailored to meet their specific needs. Looking ahead, we anticipate that our mental health product, Syrenity, will attract new customers in the robust national and global mental and behavioral health markets, further diversifying our revenue streams.

Additionally, our extensive cost-saving strategy has yielded significant reductions in expenses across the board with a 69% decrease in net loss quarter-over-quarter. With our strong revenue growth, a robust sales pipeline spanning both public and private sectors, effective cost optimization strategies, and a steadfast commitment to innovative solutions, we are confident in our growth trajectory. We are determined to achieve profitability in 2025 and capitalize on the exciting opportunities ahead.”

Q3 2024 Financial Results

Revenue for the quarter ended September 30, 2024, was $2.3 million, compared to the $1.6 million reported in the third quarter of 2023. Strong growth was driven by Population Health which grew 36% year over year, and Healthcare Workforce, which increased 54% year over year.

Gross profit margin was 30% in the third quarter of 2024, compared to 35% the previous year, attributed to revenue recognition in the third quarter of 2023 from our first milestone-based digital health product, Syrabot. With maintenance and operations for this project continuing for an additional three years, we believe we are well-positioned for future growth as we expand our digital health offerings and optimize our revenue streams.

Total operating expenses for the third quarter of 2024 were $1.1 million compared to $0.9 million in the third quarter of 2023, an increase of 22.2%.

Net loss for the third quarter of 2024 was $(417,535) compared to $(354,376) in the third quarter of 2023.

Total Revenue in the third quarter of 2024 was $2.3 million representing a 14.4% increase compared to the second quarter of 2024.

Gross profit margin in the third quarter of 2024 was 29.7%, compared to 17.8% in the second quarter of 2024. The 1190-basis point increase in gross margins quarter-over-quarter was primarily driven by cost-saving initiatives and enhanced operational efficiency, achieved by adopting a lean approach and reducing redundancies.

Total operating expenses in the third quarter of 2024 decreased 37% to $1.1 million compared to $1.74 million in the second quarter of 2024 due to a strategic focus on streamlining our operations and optimizing our workforce with a determination to reduce our cost structure.

Net loss for the third quarter of 2024 was $(417,535), a decrease of 69% from the net loss of $(1.4 million) in the second quarter of 2023. This improvement was due to restructuring efforts that reduced redundancies and increased operational efficiencies, providing a solid foundation to support ongoing business operations.

Cash on hand on September 30, 2024, was $2.7 million.

Conference Call

Management will hold a conference call to discuss the fiscal year’s financial results at 9:00 am ET on October 29, 2024.

Interested parties can listen via a live webcast, from the link available in the Investor Relations section of the Company’s website at https://ir.syrahealth.com/presentations/q3-2024-earnings-call.

A replay will be available after the call, in the Investor Relations section of the Company’s website at https://ir.syrahealth.com/presentations/q3-2024-earnings-call.

ABOUT SYRA HEALTH

Syra Health leads the charge in addressing the toughest challenges in healthcare, from behavioral and mental health to population health, digital transformation, health education, and workforce development. Our technology-driven solutions focus on prevention, accessibility, and affordability, ensuring that every patient and provider gets the support they need. We proudly partner with payers, providers, life sciences organizations, academic institutions, and government entities to advance healthcare and improve outcomes. Learn more about our mission and services at www.syrahealth.com.

Forward-Looking Statements

Statements in this press release about future expectations, plans, and prospects, as well as any other statements regarding matters that are not historical facts, may constitute “forward-looking statements.” These statements include but are not limited to, statements relating to the expected use of proceeds, the Company’s operations and business strategy, and the Company’s expected financial results. The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “target,” “will,” “would” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. The forward-looking statements contained in this press release are based on management’s current expectations and are subject to substantial risks, uncertainty, and changes in circumstances. Investors should read the risk factors set forth in our Form 10-K for the year ended December 31, 2023, and other periodic reports filed with the Securities and Exchange Commission. Any forward-looking statements contained in this press release speak only as of the date hereof, and, except as required by federal securities laws, the Company specifically disclaims any obligation to update any forward-looking statements, whether as a result of new information, future events, or otherwise.

SYRA HEALTH CORP.

CONDENSED BALANCE SHEETS

	September 30,	December 31,
	2024	2023
	(Unaudited)
ASSETS
Current assets:
Cash	$2,697,459	$3,280,075
Accounts receivable, net	884,445	1,060,634
Accounts receivable related party	-	50,614

Other current assets	482,990	389,787
Total current assets	4,064,894	4,781,110

Property and equipment, net	34,625	78,974
Right-of-use asset	325,491	63,199

Total assets	$4,425,010	$4,923,283

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)

Current liabilities:
Accounts payable	$212,931	$462,991
Accrued expenses	309,606	198,978
Deferred revenue	6,108	-
Current portion of operating lease liability, related party	108,939	63,199
Notes payable	240,221	184,904
Total current liabilities	877,805	910,072

Non-current portion of operating lease liability, related party	216,552	-

Total liabilities	1,094,357	910,072

Commitments and contingencies

Stockholders’ equity (deficit):
Preferred stock, $0.001 par value, 10,000,000 shares authorized, no shares designated, issued and outstanding	-	-
Class A common stock, $0.001 par value, 100,000,000 shares authorized, 8,973,774 and 5,588,298 shares issued and outstanding at September 30, 2024 and December 31, 2023, respectively	8,974	5,588
Convertible class B common stock, $0.001 par value, 5,000,000 shares authorized, 833,334 shares issued and outstanding	833	833

Additional paid-in capital	11,640,642	9,071,745
Accumulated deficit	(8,319,796)	(5,064,955)
Total stockholders’ equity (deficit)	3,330,653	4,013,211

Total liabilities and stockholders’ equity (deficit)	$4,425,010	$4,923,283

SYRA HEALTH CORP.

CONDENSED STATEMENTS OF OPERATIONS

(Unaudited)

	For the Three Months Ended		For the Nine Months Ended
	2024	2023	2024	2023

Net revenues	$2,253,336	$1,581,344	$5,975,357	$3,748,943
Cost of services	1,585,038	1,026,803	4,777,765	2,919,087
Gross profit	668,298	554,541	1,197,592	829,856

Operating expenses:
Salaries and benefits	594,738	592,241	2,178,105	1,612,605
Professional services	153,803	58,875	489,839	424,379
Research and development expenses	34,821	-	590,263	-
Selling, general and administrative expenses	288,305	234,084	1,147,142	657,904
Depreciation	25,541	12,357	55,460	36,413
Total operating expenses	1,097,208	897,557	4,460,809	2,731,301

Operating loss	(428,910)	(343,016)	(3,263,217)	(1,901,445)

Other income (expense):
Interest income	13,641	2,820	18,448	2,826
Interest expense	(2,266)	(14,180)	(10,072)	(44,449)
Total other income (expense)	11,375	(11,360)	8,376	(41,623)

Net loss	$(417,535)	$(354,376)	$(3,254,841)	$(1,943,068)

Weighted average common shares outstanding - basic and diluted	7,264,768	4,360,426	6,789,209	4,380,267
Net loss per common share - basic and diluted	$(0.06)	$(0.08)	$(0.48)	$(0.44)

SYRA HEALTH CORP.

CONDENSED STATEMENTS OF CASH FLOWS

(Unaudited)

	2024	2023
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(3,254,841)	$(1,943,068)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	55,460	36,413
Bad debt expense	-	9,922
Common stock issued for services	74,647	-
Non-cash lease expense	63,199	90,162
Stock-based compensation, stock options	28,486	3,669
Changes in operating assets and liabilities:
Accounts receivable	176,189	136,324
Accounts receivable, related party	50,614	-
Other current assets	285,456	58,979
Accounts payable	(250,060)	500,391
Accounts payable, related parties	-	18,221
Deferred revenue	6,108	141,644
Accrued expenses	110,628	35,479
Operating lease liability	(63,199)	(90,162)
Net cash used in operating activities	(2,717,313)	(1,002,026)

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of property and equipment	(11,111)	(15,251)
Net cash used in investing activities	(11,111)	(15,251)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from sale of common stock and exercise of warrants	2,469,150	-
Payment of deferred offering costs	-	(589,059)
Proceeds received from line of credit	-	300,000
Repayments on line of credit	-	(750,397)
Proceeds received from advances, related party	-	1,295,010
Repayments on advances, related party	-	(678,611)
Repayments on notes payable	(323,342)	-
Proceeds received from convertible notes payable	-	1,455,000
Net cash provided by financing activities	2,145,808	1,031,943

NET CHANGE IN CASH AND CASH EQUIVALENTS	(582,616)	14,666
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	3,280,075	3,344
CASH AND CASH EQUIVALENTS AT END OF PERIOD	$2,697,459	$18,010

SUPPLEMENTAL INFORMATION:
Interest paid	$10,072	$28,533
Income taxes paid	$-	$-

NON-CASH INVESTING AND FINANCING ACTIVITIES:
Initial recognition of right-of-use asset and lease liability	$325,491	$-
Prepaid asset financed with note payable	$378,659	$-

Contacts:

For Investor or Media Inquiries:

Priya Prasad

COO & CFO

Syra Health Corp.

463-345-8963

priyap@syrahealth.com

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